Exhibit 99.6

TERM NOTE

$750,000.00	Little Rock, Arkansas November 29, 2011

FOR VALUE RECEIVED, Mountain Top ALF, LLC, a Georgia limited liability company and Mountain Top Property Holdings, LLC (collectively the “Maker”) unconditionally and irrevocably promises to pay to the order of White River Health System, Inc. (the “Lender”), or to the order of any subsequent holder hereof, in lawful money of the United States of America, the principal sum of Seven Hundred Fifty Thousand and No/100 Dollars ($750,000), together with interest from the date funds are advanced at the rate hereinafter specified.

Interest will accrue on the unpaid Principal balance of this Note at Seven Percent (7.00%) per annum (“Interest Rate”).

Accrual.  During the scheduled term of this Loan interest accrues using an 365 days counting method. All accrued interest shall be payable upon the Maturity Date of the Note.

Maker agrees to pay this Note in five (5) monthly payments of One Hundred Thousand and No/100 Dollars ($100,000) and a final payment of Two Hundred Fifty Thousand and No/100 Dollars ($250,000) plus accrued interest due May 29, 2012.

All installments of principal and interest shall be payable to the Lender 1701 Harrison St., Batesville, Arkansas 72503 or such other places as the Lender or the subsequent holder hereof may designate in writing from time to time.  If any payment of principal and interest on this Term Note shall become due on a Saturday, Sunday or public holiday under the laws of the State of Arkansas, on which the Lender or subsequent holder is not open for business, such payment shall be made on the next succeeding business day and such extension of time shall in such case be included in computing interest in connection with such payment.

This Term Note may be prepaid in full at any time without penalty and if prepaid on or before March 1, 2012 Maker shall receive a fifty-thousand dollar ($50,000) discount.

All payments and prepayments made by Maker are to be applied first to any late charges, then in the reduction of interest then due at the rate stated herein, and any amount remaining after such payment of interest shall be applied in reduction of the outstanding principal balance due hereunder.

Under the occurrence of any one or more of the following events of default (an “Event of Default”), the Lender or holder hereof may declare the entire outstanding indebtedness of the Maker evidenced by this Term Note due and payable as to principal and accrued interest including any late charges:

(a)           Maker shall fail to pay any amount of principal and interest or any part thereof, under this Term Note within ten (10) calendar days after such payment is due; or

(b)           Maker shall voluntarily become a party to any insolvency, bankruptcy, composition or reorganization proceeding; or make any assignment for the benefit of creditors; or if any involuntary bankruptcy, insolvency, composition or other reorganization proceeding be filed against Maker, and the same shall not be dismissed within thirty (30) days after the commencement of any such involuntary proceeding; or

(c)           Upon any default in any of the terms, warranties, covenants or provisions of any of the Loan Documents (defined below) or any other obligation owed by Maker to the Lender; or

(d)           Upon any default in any mortgage, or other agreement between Maker and Lender, or other instrument of pledge or hypothecation which now or hereafter secures payment of the indebtedness evidenced hereby.

If this Term Note is placed in the hands of an attorney for collection, by suit or otherwise, or for protection of the Lender’s interest hereunder, Maker shall pay all costs of collection and all court costs and attorneys’ fees, costs and expenses incurred by the Lender.

From and after the Maturity Date or upon occurrence of an Event of Default (in the event of acceleration of the indebtedness evidenced hereby), the entire indebtedness due hereunder including all accrued and unpaid interest, outstanding principal, late charges and other sums due hereunder shall bear interest at the maximum rate of interest allowable under applicable laws until payment in full of all principal, interest, late charges or other charges due under this Term Note has been made.

Maker waives presentment, demand, protest and notice of protest, demand, dishonor and nonpayment and agrees that Lender or any subsequent holder hereof may, without any obligation on the part of the Lender to do so and without affecting the liability of the Maker or any guarantor, endorser or other person or entity having liability for the indebtedness evidenced hereby, grant multiple extensions or renewals hereof in whole or in part, from time to time, each without notice.

It is the intention of Lender and Maker to comply strictly with applicable usury laws.  In no event and upon no contingency shall the holder of this Term Note ever be entitled to receive, collect or apply as interest any fees, charges or other payments labeled or ostensibly collected as interest, in excess of the Maximum Rate; and in the event the holder of this Term Note ever receives, collects or applies as interest any such excess, such amount, which but for this provision would be excessive interest, shall be applied to the reduction of the principal amount outstanding under this Term Note and if such outstanding principal amount and all lawful interest and other sums due is paid in full, any remaining excess shall be paid to Maker or other party lawfully entitled thereto. Any provision hereof or of any other agreement between the Bank and the Maker that operates to bind, obligate or compel the Maker to pay interest in excess of the Maximum Rate shall require payment of the Maximum Rate only.  The provisions of this paragraph shall be given precedence over any other provision contained herein or in any other agreement between the Bank and the Maker that is in conflict with the provisions of this paragraph.

If any provision of this Term Note shall be construed to be invalid or unenforceable, the remaining provisions hereof shall not be affected by such invalidity or unenforceability.  Each term or provision hereof shall, however, be valid and be enforced to the fullest extent permitted by law.

The indebtedness represented by this Term Note is secured by a Mortgages (the “Loan Documents”).

MAKER:

Mountain Top ALF, LLC,
a Georgia limited liability company

By:	/s/ Christopher F. Brogdon
Name:	Christopher F. Brogdon
Title:	Manager

Mountain Top Property Holdings, LLC
a Georgia limited liability company

By:	/s/ Christopher F. Brogdon
Name:	Christopher F. Brogdon
Title:	Manager